Exhibit 99.1

United States Department of Justice Closes its Investigation of

Switch and Data’s Merger with Equinix

TAMPA, Fla. – April 23, 2010 – Switch and Data (NASDAQ: SDXC), a leading provider of network-neutral data center and Internet exchange services, today announced that the United States Department of Justice notified Equinix, Inc. that it has closed its investigation with respect to Equinix’s proposed acquisition of Switch and Data and also received notification from the Federal Trade Commission that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has been terminated. Switch and Data and Equinix expect the transaction to close on April 30, 2010, subject to the satisfaction or waiver of the other closing conditions set forth in the merger agreement.

As previously announced, Switch and Data stockholders may revoke their elections at any time prior to 5:00 p.m. Eastern time on the date that is two business days preceding the closing date of the transaction by delivering to the exchange agent a written notice of revocation. Shares of Switch and Data common stock as to which an election has been revoked after January 29, 2010, the election deadline, will be deemed non-electing shares, and no new election as to such shares may be made.

About Switch and Data

Switch and Data is a premier provider of network-neutral data centers that house, power and interconnect the Internet. Leading content companies, enterprises and communications service providers rely on Switch and Data to connect to customers and exchange Internet traffic. Switch and Data has built a reputation for world-class service, delivered across the broadest collocation footprint and richest network of interconnections in North America. Switch and Data operates 34 sites in the U.S. and Canada, provides one of the highest customer satisfaction scores for technical and engineering support in the industry, and is home to PAIX® – the world’s first commercial Internet exchange.

Important information about Switch and Data is routinely posted to the investor relations section of the company’s website www.switchanddata.com. For copies of all Switch and Data press releases and SEC filings, please visit the website. To automatically receive Switch and Data financial news by email, please visit the website and subscribe to Email Alerts. Investors are encouraged to check Switch and Data’s website frequently to access the most up-to-date information.

Important Information for Investors and Stockholders

In connection with the proposed transaction involving Equinix and Switch and Data, Equinix has filed with the SEC a registration statement on Form S-4 containing a proxy statement/prospectus. The proxy statement/prospectus was first mailed to stockholders of Switch and Data on or about December 23, 2009. SWITCH AND DATA STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Switch and Data stockholders may obtain free copies of the registration statement and the proxy statement/prospectus and other documents filed with the SEC by Equinix and Switch and Data through the website maintained by the SEC at www.sec.gov. In addition, Switch and Data stockholders may obtain free copies of the registration statement and the proxy statement/prospectus and other documents filed with the SEC from Equinix by directing a request to Equinix, Inc., 301 Velocity Way, Fifth Floor, Foster City, CA 94404, Attention: Investor Relations (telephone: 888-222-1162) or going to Equinix’s corporate website at www.equinix.com, or from Switch and Data by directing a request to Switch & Data Facilities Company, Inc., 1715 Westshore Boulevard, Suite 650, Tampa, FL 33607, Attention: Investor Relations (telephone: 866-797-2633) or going to Switch and Data’s corporate website at www.switchanddata.com.